UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2023

AVIDITY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39321	46-1336960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10578 Science Center Drive, Suite 125

San Diego, CA 92121

(Address of principal executive offices) (Zip Code)

(858) 401-7900

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2023, the board of directors (the “Board”) of Avidity Biosciences, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, and pursuant to the amended and restated bylaws of the Company, approved an increase in the number of authorized members of the Board from eight to nine. The Board also approved the appointment of Arthur A. Levin, Ph.D., to fill the newly created directorship as a Class II director, effective February 23, 2023, for an initial term that will expire at the Company’s 2025 annual meeting of stockholders, or until his successor shall have been duly elected and qualified.

Dr. Levin will remain an employee of the Company, transitioning from his position as the Company’s Chief Scientific Officer to the newly-created position of Distinguished Scientist and Strategic Leader, effective February 23, 2023. In connection with such transition, the Company and Dr. Levin have entered into that certain Second Amended and Restated Employment Agreement, effective February 23, 2023 (the “New Agreement”). Under the terms of the New Agreement, Dr. Levin will be paid an annual base salary of $250,000. Dr. Levin may be eligible to receive a discretionary annual bonus, as determined by the Board in its sole discretion and subject to criteria to be determined by the Board. Dr. Levin’s existing equity awards will continue to vest and become exercisable in accordance with their terms based on his continued employment or service on the Board.

During the term of his employment with the Company, Dr. Levin will not be eligible to receive additional fees or other compensation for his service as a member of the Board pursuant to the Company’s non-employee director compensation program. In connection with his appointment to the Board, Dr. Levin will enter into the Company’s standard form of indemnification agreement, the form of which was filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 15, 2021.

There is no arrangement or understanding between Dr. Levin and any other person pursuant to which Dr. Levin was appointed as a director. There have been no transactions involving Dr. Levin that would be required to be reported under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Until transitioning to the role of Distinguished Scientist and Strategic Leader, Dr. Levin, 69, had served as Chief Scientific Officer of the Company since October 2019, and prior to that as the Company’s Executive Vice President of Research and Development since October 2013. Dr. Levin has a combined three decades of experience in all aspects of drug development from discovery through drug registration and has played key roles in the development of numerous oligonucleotides. From April 2012 to January 2014, he served as Executive Vice President at miRagen Therapeutics, Inc. Prior to that, Dr. Levin held various senior management positions at Santaris Pharma A/S Corp. and Ionis Pharmaceuticals, Inc. Since September 2015, Dr. Levin has served as a member of the board of directors of Stoke Therapeutics, Inc. Dr. Levin holds a Ph.D. in Toxicology from the University of Rochester and a B.S. in Biology from Muhlenberg College. Dr. Levin’s knowledge of the Company’s business and technology and his extensive drug development experience contributed to the Board’s conclusion that he should serve as a director of the Company.

Also on February 22, 2023, the Board appointed W. Michael Flanagan, Ph.D. to the position of Chief Scientific and Technical Officer of the Company, effective February 23, 2023. Dr. Flanagan has served as the Company’s Chief Technical Officer since January 2021. There are no changes to Dr. Flanagan’s compensation or existing employment agreement with the Company, each as previously disclosed, in connection with this appointment.

A complete copy of the New Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The above description of the New Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDITY BIOSCIENCES, INC.

Date: February 23, 2023	By:	/s/ Michael F. MacLean
Michael F. MacLean
Chief Financial and Chief Business Officer